UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2005

EMC INSURANCE GROUP INC
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 280-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

.

                On October 11, 2005, EMC Insurance Group Inc. issued the following press release

:

EMC INSURANCE GROUP INC. COMMENTS

ON 3rd QUARTER CATASTROPHE LOSSES,

LOWERS ANNUAL EARNINGS GUIDANCE, AND

ANNOUNCES EARNINGS CALL

DES MOINES, Iowa (October 11, 2005) - EMC Insurance Group Inc. (Nasdaq/NM:EMCI) today announced that losses associated with Hurricane Rita are expected to total approximately $4.7 million, or $0.23 per share after tax. Losses in the property and casualty insurance segment are expected to be approximately $3.2 million and losses in the reinsurance segment will be capped at the $1.5 million occurrence limit. No reinstatement premiums will be incurred under the property and casualty insurance segment’s catastrophe reinsurance program because the contract provides for only one automatic reinstatement of coverage, which occurred after Hurricane Katrina. In addition, management has determined that no additional catastrophe reinsurance protection is needed at this time. No reinstatement premium income is expected to be received by the reinsurance segment as a result of Hurricane Rita because the reinsurance contracts provide for only one automatic reinstatement of coverage, and the contracts affected by Hurricane Rita are likely the same ones that were reinstated after Hurricane Katrina.

Losses associated with Hurricane Katrina are now estimated to be $4.3 million, or $0.20 per share after tax. The Company had previously estimated that losses from Hurricane Katrina would range from $0.28 per share to $0.32 per share; however, the original loss estimate has been revised downward slightly and it has been determined that the reinsurance segment will receive approximately $1.4 million in reinstatement premiums from its ceding companies in connection with the one-time automatic reinstatement of coverage. This reinstatement income reduces the estimated cost of Hurricane Katrina by approximately $0.06 per share.

The Company also experienced unusual Midwest hailstorms in September. Losses from these storms are estimated to be $1.6 million, or $0.08 per share after tax.

As a result of the significant hurricane losses and the Midwest hailstorms experienced during the third quarter, management is lowering its annual earnings guidance for calendar year 2005. Operating income for calendar year 2005 is now estimated to be in the range of $1.95 per share to $2.10 per share. Previous guidance for 2005 operating income was $2.15 per share to $2.40 per share.

The Company will host an earnings call on October 27, 2005. The teleconference will begin at 10:00 a.m. eastern time. Dial-in information for the call is toll-free 1-800-638-4930, passcode number 91828740. The event will be archived and available for digital replay through November 3, 2005. The replay access information is toll-free 1-888-286-8010; passcode number 31183790. A webcast of the teleconference will be presented by Thomson Financial and can be accessed at http://my.ccbn.com or from the Company’s investor relations page at www.emcinsurance.com. The archived webcast will be available for one year. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

EMC Insurance Group Inc., the publicly-held insurance holding company of EMC Insurance Companies, owns subsidiaries with operations in property and casualty insurance and reinsurance. EMC Insurance Companies is one of the largest property and casualty entities in Iowa and among the top 60 insurance entities nationwide. For more information, visit our website www.emcinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the actual results of the Company include, but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; the adequacy of loss and settlement expense reserves; state and federal legislation and regulations; changes in our industry, interest rates or the performance of financial markets and the general economy; rating agency actions and other risks and uncertainties inherent to the Company’s business. When we use the words “believe”, “expect”, “anticipate”, “estimate”, or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

October 11, 2005